EXHIBIT 99.1

David L. Macdonald Appointed CEO of GeneLink BioSciences, Inc.

Orlando, Florida – December 28, 2009 – GeneLink BioSciences, Inc., (OTCBB: GNLK):,a leading consumer genomics and biotechnology company (www.genelinkbio.com), is pleased to announce the appointment of David L. Macdonald as its interim Chief Executive Officer, effective December 28, 2009.

Mr. Macdonald is a proven entrepreneurial leader with more than 25 years of experience building high performance teams and achieving aggressive goals in technical product and service environments. He will be applying his skills, which are reflected by an impressive track record in the successful commercialization of proprietary healthcare related technology, international expansion, operational excellence, regulatory compliance, product development and execution of licensing opportunities. Mr. Macdonald will help GeneLink develop and execute its plan to exploit its position as a scientific leader in consumer genomics.

Prior to joining GeneLink, Mr. Macdonald served as the President and Chief Operating Officer at Nichols Institute Diagnostics (NID). Upon acquisition of NID by Corning Life Sciences and the eventual spinout of Quest Diagnostics, Mr. Macdonald became a Vice President at Quest where, along with having responsibility for NID, he was a senior team member of Quest – a $5 billion laboratory services business with 30,000 employees. He also served as CEO and Director at AltheaDx, CEO, President and Director at Nanomix, Senior Vice President of Global Operations and Business Development at Nanogen, and as CEO, President and a member of the Board of Directors at Progeny Systems.

Monte E. Taylor, Jr., who has served as the CEO of both GeneLink and its wholly owned subsidiary GeneWize, will continue as the CEO of GeneWize. Bernard L. Kasten, MD, GeneLink’s Executive Chairman reflected, “We wish to acknowledge that the success that GeneWize has enjoyed is largely due to the tireless efforts of Monte Taylor. By developing an enhanced infrastructure at GeneLink to support GeneWize, Mr Taylor will be able to focus his efforts toward growing GeneWize. GeneLink, led by Mr. Macdonald, is committed to supporting Mr. Taylor, his GeneWize management team, our marketing affiliates and our customers.”

GeneWize has successfully introduced scientific advancements in genetics to the consumer in the form of its LifeMap Me™ custom nutritional and skin care formulas. The company has shipped over 50,000 units and achieved over $14M in commercial revenue since its launch in the third quarter of 2008.

Monte Taylor, CEO of Genewize, said, “I am excited to be working hand and hand with David. My passion lies in making GeneWize a successful direct marketing company. David’s leading GeneLink allows me to position GeneWize for growth. David brings the right combination of knowledge, experience and leadership to achieve all of our company’s goals for the future.”

David Macdonald stated, “My goal is to focus our efforts and develop core capabilities that will bring GeneLink and GeneWize to the next level, I am excited to be part of the team.”

Dr. Kasten added, “The Board is confident that David is the right person to lead GeneLink in leveraging its unique position in applied genomics. David’s entrepreneurial spirit and experience in commercializing scientific technologies in related fields will help GeneLink to develop and execute its business plan and take advantage of the significant level of interest we have received. We believe this path will increase shareholder value while at the same time supporting our customers, affiliates and employees.”

About GeneLink BioSciences, Inc:

GeneLink is a leading biosciences company specializing in consumer genomics. GeneLink’s patented and patent pending technologies include proprietary genetic assessments linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables the customization of nutritional products, skincare products and health maintenance regimens designed to fulfill individual consumer needs. For additional information, please visit www.genelinkbio.com.

About GeneWize Life Sciences, Inc.:

GeneWize is the first direct selling industry company to focus on providing individually customized nutritional and skin care formulations based on a consumer’s personal DNA assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.

Every LifeMap Me™ custom nutritional formula and LifeMap Me™ custom skin care formula is “made exclusively” for each customer. This is a revolutionary new scientific approach to delivering products that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products. For more information on GeneWize, please visit: www.genewize.com.

This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GeneLink disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink Contact:	GeneLink Investor Relations Contact:
David Macdonald, CEO	Tel: 407-772-7164
317 Wekiva Springs Rd. Suite 200,	Email: IR@genelinkbio.com
Longwood, FL. 32779 Tel: 800-558-4363 Email: dmacdonald@genelinkbio.com